Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Solid Revenue and Bottom-Line Performance for its Fiscal 2012 Second Quarter Driven by Continued Strong Growth in its Consumer Floral Business

  Company reports revenues increased in all three of its business segments with total revenue for the quarter reaching $239.8 million led by 10.3 percent growth in its 1-800-FLOWERS.COM Consumer Floral brand.
  EBITDA* from continuing operations increased 13.1 percent to $33.3 million compared with $29.5 million in the prior year period. Excluding stock-based compensation, EBITDA for the quarter was $34.5 million compared with $30.6 million in the prior year period. The Company defines EBITDA as Earnings Before Interest, Taxes, Depreciation and Amortization. A reconciliation of Net Income to EBITDA is included as part of the tables attached to the end of this release.
  EPS* from continuing operations increased 25 percent to $0.25 per share, compared with $0.20 per diluted share in the prior year period.

(*EBITDA and EPS from continuing operations include a pre-tax gain of $3.8 million, or $0.03 per share, from the sale during the quarter of 17 Fannie May Fine Chocolates company-owned stores to a new franchisee.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--January 26, 2012--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported revenues from continuing operations of $239.8 million for its fiscal 2012 second quarter ended January 1, 2012, compared with revenues from continuing operations of $228.9 million in the prior year period. The Company said the 4.8 percent increase, or $11.0 million, reflected growth across all three of its business segments driven primarily by continued positive trends in its Consumer Floral segment, which grew 10.3 percent, or $8.5 million. Total revenue growth also benefited from several small acquisitions completed in the second half of fiscal 2011 and early in the first quarter of fiscal 2012.

Gross profit margin for the quarter was 41.8 percent compared with 42.4 percent in the prior year period, primarily reflecting product mix and lower gross margins in the Company’s BloomNet and wholesale gift basket businesses. Gross profit margin in the Company’s ecommerce channels increased 30 basis points driven by a continued focus on reduced promotional pricing and enhanced manufacturing efficiencies. Operating expenses as a percent of revenue improved 20 basis points to 31.6 percent compared with 31.8 percent in the prior year period. The improved operating expense ratio primarily reflects the increased revenues for the quarter as well as the Company’s continued focus on improving leverage across its business platform.

EBITDA from continuing operations for the quarter increased 13.1 percent, or $3.9 million, to $33.3 million compared with EBITDA of $29.5 million in the prior year period. EBITDA for the quarter includes a $3.8 million pre-tax gain from the sale of 17 Fannie May Fine Chocolates retail stores as part of a 62-store franchise deal announced November 21, 2011. The Company noted that, while the sale of the stores significantly accelerated its Fannie May franchising program, the loss of revenues associated with the stores in the quarter reduced EPS by approximately $0.01 per share for the period.

Income from continuing operations increased 26.8 percent, or approximately $3.5 million, to $16.6 million, or $0.25 per share, including the aforementioned gain, compared with income from continuing operations of $13.1 million, or $0.20 per share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “During the fiscal second quarter we achieved solid revenue growth across the enterprise. This was driven, in large part, by strong performance in our consumer floral business where we saw a continuation of positive trends in sales and gross margin. In this area we are benefiting from several initiatives, including enhancements we have made in merchandising to emphasize our truly original product designs, particularly those arrangements designed and delivered by our BloomNet florists, and in our marketing programs where we are engaging directly with our customers and deepening our relationships through our industry leading efforts in Social and Mobile commerce.

“Revenues in our BloomNet wire service business grew at a double-digit pace during the second quarter, driven by a combination of increased shop-to-shop order volume and further market penetration for our expanded suite of products and services. In our Gourmet Food and Gift Baskets segment we saw solid growth in our ecommerce channels which helped us achieve year-over-year growth in the category despite weakness in wholesale gift baskets.”

McCann noted that during the second quarter the Company significantly accelerated its Fannie May Fine Chocolates franchise program by signing a 62-store deal with a leading national franchising organization. “Fannie May is an iconic chocolate brand which, at one time, had more than 250 stores stretching from Minnesota to Florida. We see franchising as a tremendous opportunity to cost efficiently expand the Fannie May brand footprint and customer awareness and thereby drive retail and ecommerce revenue growth going forward,” he said.

During the fiscal second quarter, the Company attracted 612,000 new customers. Approximately 1.6 million customers placed orders during the quarter, of whom 61 percent were repeat customers. This reflects the Company’s successful efforts to engage with its customers and deepen its relationships as their trusted Florist and Gift Shop for all of their celebratory occasions.

“As we look ahead to the second half of our fiscal year, which is largely floral in nature due to the Valentine and Mother’s Day holidays as well as other spring gifting occasions, we believe we are well positioned to build on the positive trends that we have seen since the second half of last year, particularly in terms of increasing revenues and gross margin in our Consumer Floral business,” said McCann. “In addition, we anticipate BloomNet will continue to grow its market share and generate solid profitability as it further leverages its increased shop-to-shop order volume and expanded suite of products and services while our Gourmet Food and Gift Baskets business will perform well, albeit at seasonally lower levels.”

McCann also noted that the company has continued to strengthen its balance sheet, finishing the second quarter with $30 million in cash and net-debt of approximately $7 million. “Since our peak in fiscal 2008, we have paid down more than $90 million on our term debt despite a challenging environment. This provides us with significant flexibility to grow our business going forward,” he said.

CATEGORY RESULTS FROM CONTINUING OPERATIONS:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods & Gift Baskets business categories in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2012 second quarter, revenues in this category grew 10.3 percent to $91.0 million compared with $82.6 million in the prior year period. This was driven by our core 1-800-FLOWERS.COM ecommerce business and contributions from two small acquisitions (FineStationery.com and Flowerama) which were completed in late fiscal 2011 and early in the first quarter of fiscal 2012, respectively. Gross margin for the fiscal second quarter increased 40 basis points to 39.0 percent compared with 38.6 percent in last year’s second quarter. Category contribution margin increased 22.1 percent, or $1.8 million, to $10.0 million compared with $8.2 million in the prior year period. (The Company defines Category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues increased 12.7 percent to $18.3 million compared with $16.2 million in the prior year period, primarily reflecting increased shop-to-shop order volume and wholesale product sales. Gross margin for the quarter was 49.2 percent compared with 56.0 percent in the prior year period, primarily reflecting the increase in lower margin shop-to-shop order volume and wholesale product sales. Category contribution margin was $5.1 million compared with $5.4 million in the prior year period.

  Gourmet Food and Gift Baskets: Revenues increased 0.7 percent to $131.0 million compared with $130.1 million in the prior year period. This reflected ecommerce growth of approximately 5 percent including contributions from two new brands, Mrs. Beasley’s and Stockyards.com, which were added in the fiscal 2011 fourth quarter and the fiscal 2012 second quarter, respectively. This growth was largely offset by reduced wholesale basket orders from mass market customers which also impacted category contribution margin. Gross margin was 42.4 percent compared with 43.0 percent. Category contribution margin was $30.2 million (including the $3.8 million pre-tax gain on the sale of the 17 Fannie May stores during the quarter) compared with $27.7 million in the prior year period.

Company Guidance:

The Company said that it is increasing its revenue guidance to mid-to-upper single digit growth from low-to-mid single digit growth for the full fiscal year. This is based on the 8.0 percent growth achieved during the first half of its fiscal year and a positive outlook for the second half of fiscal 2012. The Company said that it continues to expect bottom-line results (EBITDA, EPS and Free Cash Flow*) to grow at rates in excess of its anticipated revenue growth. (*The Company defines free cash flow as net cash provided by operating activities less capital expenditures).

Definitions:

*EBITDA: Net income before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category Contribution: earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses. The Company presents EBITDA, EBITDA excluding stock based compensation, adjusted financial information (Adjusted Net Income from continuing operations, Adjusted EPS from continuing operations, Adjusted EBITDA from continuing operations, and Adjusted EPS – collectively “adjusted financial information”) and Free Cash Flow because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM’s Mobile Flower & Gift Center was named winner of the Mobile Shopping Summit’s “Best Mobile Site of 2011.” 1-800-FLOWERS.COM was also rated number one vs. competitors for customer satisfaction by STELLAService and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 100: America’s Best Retail Web Sites” for 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); wine gifts from Winetasting.com® (www.winetasting.com); top quality steaks and chops from Stockyards.com (www.stockyards.com); as well as premium branded customizable invitations and personal stationery from FineStationery.com (www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for: improved gross profit margin and enhanced bottom line results for its Consumer Floral category and on a consolidated basis for the fiscal third quarter and second half of fiscal 2011 compared with the prior year and continued market share growth and solid profitability in its BloomNet wire service business. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to leverage its operating platform and reduce operating expenses; its ability to grow its 1-800-Baskets.com business; its ability to manage the increased seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, January 26, 2012 at 11:00 a.m. (EST). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. (EST) on the day of the call at: 1-855-859-2056 (domestic) or 1-404-537-3406 (international). Enter replay pass code #: 18440230.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	Jan 1, 2012	July 3, 2011

Assets
Current assets:
Cash and equivalents	$30,078	$21,442
Receivables, net	30,659	11,916
Inventories	59,600	51,185
Deferred tax assets	6,413	5,416
Prepaid and other	7,073	7,360
Current assets of discontinued operations	1,022	3,506
Total current assets	134,845	100,825

Property, plant and equipment, net	48,821	49,908
Goodwill	40,695	39,348
Other intangibles, net	43,051	41,748
Deferred tax assets	9,628	17,181
Other assets	4,325	5,203
Non-current assets from discontinued operations	-	2,738
Total assets	$281,365	$256,951

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$82,445	$65,603
Current maturities of long-term debt and obligations under capital leases	15,504	16,488
Current liabilities of discontinued operations	-	956
Total current liabilities	97,949	83,047

Long-term debt and obligations under capital leases	21,750	29,250
Other liabilities	2,726	2,884
Non-current liabilities of discontinued operations	-	109
Total liabilities	122,425	115,290
Total stockholders’ equity	158,940	141,661
Total liabilities and stockholders’ equity	$281,365	$256,951

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (In thousands, except for per share data)

	Quarter Ended		Six Months Ended
	Jan 1, 2012	Dec 26, 2010	Jan 1, 2012	Dec 26, 2010

Net revenues:
E-commerce (combined online and telephonic)	$165,130	$154,599	$243,920	$225,812
Other	74,715	74,274	113,123	104,801

Total net revenues	239,845	228,873	357,043	330,613

Cost of revenues	139,519	131,779	210,155	190,513

Gross profit	100,326	97,094	146,888	140,100

Operating expenses:
Marketing and sales	53,020	50,476	85,302	80,103
Technology and development	4,854	4,721	9,606	9,520
General and administrative	12,932	12,443	25,291	23,894
Depreciation and amortization	4,929	5,189	9,831	10,203

Total operating expenses	75,735	72,829	130,030	123,721

Gain on sale of stores	3,789	-	3,789	-

Operating income	28,380	24,265	20,647	16,380

Interest expense, net	(849)	(1,306)	(1,671)	(2,467)

Income from continuing operations before income taxes	27,531	22,959	18,976	13,913
Income tax expense from continuing operations	10,955	9,887	7,533	5,789
Income from continuing operations	16,576	13,072	11,443	8,124
Income (loss) from discontinued operations, net of tax	63	458	(22)	282
Gain on sale of discontinued operations, net of tax	-	-	4,478	-
Income from discontinued operations	63	458	4,456	282
Net income	$16,639	$13,530	$15,898	$8,406

Basic net income per common share
From continuing operations	$0.26	$0.20	$0.18	$0.13
From discontinued operations	-	0.01	0.07	-
Net income per common share	$0.26	$0.21	$0.25	$0.13

Diluted net income per common share
From continuing operations	$0.25	$0.20	$0.17	$0.13
From discontinued operations	-	0.01	0.07	-
Net income per common share	$0.25	$0.21	$0.24	$0.13
Weighted average shares used in the calculation of net income per common share
Basic	64,841	63,966	64,530	63,930
Diluted	66,050	64,801	65,989	64,692

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)

	Six Months Ended
	Jan 1, 2012	Dec 26, 2010

Operating activities
Net income	$15,898	$8,406
Reconciliation of net income to net cash provided by operations:
Operating activities of discontinued operations	1,112	(1,230)
Gain on sale of discontinued operations	(8,953)	-
Depreciation and amortization	9,831	10,203
Amortization of deferred financing costs	229	246
Deferred income taxes	6,032	5,475
Bad debt expense	327	944
Stock based compensation	2,380	1,757
Other non-cash items	110	-
Changes in operating items, excluding the effects of acquisitions:
Receivables	(18,526)	(24,980)
Inventories	(8,150)	(5,184)
Prepaid and other	307	(1,651)
Accounts payable and accrued expenses	16,098	10,959
Other assets	1,772	(288)
Other liabilities	95	(108)

Net cash provided by operating activities	18,562	4,549

Investing activities
Acquisitions, net of cash acquired	(4,336)	-
Proceeds from sale of business	14,074	-
Capital expenditures, net of non-cash expenditures	(8,689)	(7,559)
Purchase of investment	(1,111)	-
Other, net	(257)	73
Investing activities of discontinued operations	-	(121)

Net cash used in investing activities	(319)	(7,607)
Financing activities
Acquisition of treasury stock	(1,111)	(98)
Proceeds from bank borrowings	56,000	40,000
Repayment of notes payable and bank borrowings	(63,500)	(46,000)
Debt issuance cost	-	(17)
Repayment of capital lease obligations	(996)	(962)

Net cash used in financing activities	(9,607)	(7,077)

Net change in cash and equivalents	8,636	(10,135)
Cash and equivalents:
Beginning of period	21,442	27,843

End of period	$30,078	$17,708

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended			Six Months Ended
	Jan 1,	Dec 26,		Jan 1,	Dec 26,
	2012	2010	% Change	2012	2010	% Change
Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$91,041	$82,574	10.3%	$161,181	$145,177	11.0%
BloomNet Wire Service	18,272	16,219	12.7%	36,777	31,178	18.0%
Gourmet Food & Gift Baskets	131,100	130,139	0.7%	159,725	154,267	3.5%
Corporate (*)	189	339	(44.2%)	376	554	(32.1%)
Intercompany eliminations	(757)	(398)	90.0%	(1,016)	(563)	(80.5%)
Total net revenues from continuing operations	$239,845	$228,873	4.8%	$357,043	$330,613	8.0%

	Three Months Ended			Six Months Ended
	Jan 1,	Dec 26,		Jan 1,	Dec 26,
	2012	2010	% Change	2012	2010	% Change
Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$35,254	$31,854	11.5%	$62,213	$55,693	11.7%
	39.0%	38.6%		38.6%	38.4%
BloomNet Wire Service	8,992	9,086	(1.0%)	17,521	17,549	(0.2%)
	49.2%	56.0%		47.6%	56.3%
Gourmet Food & Gift Baskets	55,650	55,941	(0.5%)	66,865	66,570	0.4%
	42.4%	43.0%		41.9%	43.2%
Corporate (*)	160	213	(24.9%)	289	288	0.3%
	84.7%	62.8%		76.7%	52.0%
Total gross profit from continuing operations	$100,326	$97,094	3.3%	$146,888	$140,100	4.8%
	41.8%	42.4%		41.1%	42.4%

	Three Months Ended			Six Months Ended
	Jan 1,	Dec 26,		Jan 1,	Dec 26,
	2012	2010	% Change	2012	2010	% Change
Adjusted EBITDA from continuing operations, excluding stock-based compensation:
1-800-Flowers.com Consumer Floral	$9,984	$8,180	22.1%	$15,951	$13,533	17.9%
BloomNet Wire Service	5,074	5,363	(5.4%)	9,667	9,662	0.0%
Gourmet Food & Gift Baskets	30,166	27,668	9.0%	28,240	25,734	9.7%
Category Contribution Margin Subtotal	45,224	41,212	9.7%	53,858	48,929	10.1%
Corporate (*)	(11,915)	(11,758)	(1.3%)	(23,380)	(22,346)	(4.6%)
EBITDA	$33,309	$29,454	13.1%	$30,478	$26,583	14.7%
Add: Stock-based compensation	1,211	1,102	(9.9%)	2,380	1,757	(35.5%)
EBITDA, excluding stock-based compensation	$34,520	$30,556	13.0%	$32,858	$28,340	15.9%
Less: Gain on sale of stores	3,789	-	-%	3,789	-	-%
Adjusted EBITDA from continuing operations, excluding stock-based compensation	$30,731	$30,556	0.6%	$29,069	$28,340	2.6%

	Three Months Ended			Six Months Ended
	Jan 1,	Dec 26,		Jan 1,	Dec 26,
	2012	2010	% Change	2012	2010	% Change
Discontinued Operations:
Net revenues	-	6,530	-	2,003	9,311	(78.5%)
Gross profit	-	1,738	-	405	2,313	(82.5%)
Contribution margin	-	913	-	(190)	686	(127.7%)

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	Jan 1, 2012	Dec 26, 2010	Jan 1, 2012	Dec 26, 2010

Reconciliation of Net Income from continuing operations to EBITDA and Adjusted EBITDA from continuing operations, less stock-based compensation:
Net income from continuing operations	$16,576	$13,072	$11,443	$8,124
Add:
Interest expense	849	1,306	1,671	2,467
Depreciation and amortization	4,929	5,189	9,831	10,203
Income tax expense	10,955	9,887	7,533	5,789
EBITDA	$33,309	$29,454	$30,478	$26,583
Stock-based compensation	1,211	1,102	2,380	1,757
EBITDA, less stock-based compensation	$34,520	$30,556	$32,858	$28,340
Gain on sale of stores	(3,789)	-	(3,789)	-
Adjusted EBITDA from continuing operations, less stock-based compensation	$30,731	$30,556	$29,069	$28,340

	Three Months Ended		Six Months Ended
	Jan 1, 2012	Dec 26, 2010	Jan 1, 2012	Dec 26, 2010

Reconciliation of Net Income from continuing operations to Adjusted Net Income from continuing operations:
Net income from continuing operations	$16,576	$13,072	$11,443	$8,124
Less: Gain on sale of stores, net of tax	(2,281)	-	(2,281)	-
Adjusted Net Income from continuing operations	$14,295	$13,072	$9,162	$8,124

Basic and Diluted Adjusted Net Income per common share from continuing operations	$0.22	$0.20	$0.14	$0.13

(*)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

(**)	Performance is measured based on category contribution margin or category Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the categories. As such, management’s measure of profitability for these categories does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com